CLIENT SERVICES AGREEMENT

     Agreement between: MARKHAM/NOVELL COMMUNICATIONS, LTD. (AGENCY) 211 East 43rd St., New York NY 10017 and SwiftyNet.com, Inc. of 201 East Kennedy Blvd., Suite 520, Tampa, FL 33602 (CLIENT).

     AGENCY is hereby engaged to perform on behalf of CLIENT the services specified on the attached schedule, for the twelve-month period beginning January 1, 2001 through December 31, 2001, unless otherwise terminated or extended as provided below.

     In lieu of a cash retainer fee for services from January 1, 2001 to March 31, 2001, AGENCY will be awarded 100,000 shares of form 144 treasury stock in SwiftyNet.com, Inc. (or its success or companies), which will become freely tradable upon registration and will be included in the Client's short form SB2 Registration Statement expected to be filed shortly after execution of this Agreement, The stock will be transferred to AGENCY upon commencement of duties (January 1,2001). In the event the closing price of the company's stock public traded shares reaches the level of $1.00 for a period of five trading days prior to March 31, 2001, CLIENT will convey to AGENCY a certificate for an additional 50,000 shares of the company's stock under the same conditions as above. In the event the closing price of the company's public traded shares reaches the level of $2.00 for a period of five trading days prior to December 31, 2001, CLIENT will convey to AGENCY a certificate for an additional 50,000 shares of the company's stock under the same conditions as above. Retainer fee for services rendered beginning April 1, 2001, such amount to be noted in a document to be attached as a binding amendment to this Agreement.

     A per diem surcharge will be paid for out-of-town travel requiring one or more nights away from New York City, at the following rates: $1,000.00 per day by a Principal/Director of AGENCY, and $500.00 by a staff employee, plus expenses.

     Any expenses incurred on behalf of CLIENT by AGENCY in connection with activities covered under the attached schedule will be billed separately and will be due and payable within ten days of receipt of a invoice that incorporates appropriate receipts or other appropriate backup.

     Any activity requiring an outlay by AGENCY of more than $500.00 will be authorized in advance of execution of the activity and confirmed by written memorandum. Upon request, CLIENT will make advance payments for extraordinary services such as highly concentrated activities requiring additional personnel based on estimated costs. Overpayments, if any, will be credited on subsequent invoices.

     Authorized disbursements by AGENCY to third parties whose work it supervises on behalf of CLIENT for printing, production, artwork, photography, audio/visual presentations, annual or quarterly report preparation, and like will be billed to CLIENT at net cost plus a supervisory fee to AGENCY of 17.65%. All other direct expenditures by AGENCY on CLIENT's behalf, such as those for long-distance telephone, facsimile, travel, postage, clipping service, photocopying and entertainment will be billed at net.

     Reimbursement by CLIENT for all such expenditures or disbursements shall be made upon presentation of invoices by AGENCY. AGENCY will be entitled to earn a standard agency commission for any media placed on behalf of CLIENT.

     CLIENT agrees to hold harmless and indemnify AGENCY for any legal actions arising out of investor relations and/or public relations-related actions it undertakes at CLIENT's request, including information it disseminates upon approval of CLIENT, and to reimburse AGENCY for any reasonable legal costs incurred as a result thereof.

     It is understood that certain confidential and proprietary information concerning operations, customer attraction programs, marketing activities, financial information, and miscellaneous business and regulatory information may be given to AGENCY by CLIENT AGENCY hereby agrees the information will be kept confidential and shall not, without authorization from CLIENT either verbally or in writing, be disclosed by the AGENCY other than in connection with the actual or proposed public relations and investor relations activities.

     This Agreement may be terminated upon 30-days written notice after the first three months. The Agreement may be renewed upon its terms for an additional period of one year by mutual consent of the parties, Upon termination of this agreement, all outstanding stock options and expenses become immediately payable.

FOR MARKHAM/NOVELL COMMUNICATIONS, LTD.

/s/Jacqueline Markham

______________________________________
Jacqueline Markham    Date of Signature 1/9/01

FOR SWIFTYNET.COM.,  INC,

/s/Rachel L. Steele
______________________________________
As President of ( SwiftyNet.Com.)